Exhibit 5.1
                   [Letterhead of Francis D. Parisi, Esq.]

                                       February 22, 1999

Palm Desert Art, Inc.
74-350 Alessandro Dr., Suite A-2
Palm Desert, CA 92260

Dear Sirs or Madams:

      I refer to the Registration Statement on Form S-8 (the Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Palm Desert Art, Inc (the "Company"), relating to (1) 166,000 shares of the Company's Common Stock, $.001 par value per share (the "Shares"), previously issued to certain Selling Shareholders listed therein and (2) 450,000 to be issued under the Palm Desert Art, Inc. 1995 Stock Compensation Plan (the "Plan"). As counsel for the Company, I have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares to the Selling Stockholders and that said Shares have been duly authorized, validly issued, fully paid and non-assessable, and that the Shares to be issued pursuant to the Plan, when issued and paid for under the Plan in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not be construed as an admission that I am a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.


                                       Very truly yours,

                                       /s/ Francis D. Parisi, Esq.